Exhibit 12.2
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                          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                        For the Nine Months
                                                                                        Ended September 30,
                                                                                   -------------------------------
Millions of dollars                                                                     2004                 2003
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
Earnings from continuing operations                                                    $ 905                $ 556
Provision for income taxes                                                               502                  449
Minority Interests                                                                         6                    8
Distributions greater (less) than earnings from equity investments                       (13)                  12
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         Earnings subtotal                                                             1,400                1,025
Fixed charges included in earnings:
   Interest expense                                                                       99                  119
   Interest portion of rentals                                                            18                   17
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         Fixed charges subtotal                                                          117                  136
Earnings from continuing operations
   available before fixed charges                                                    $ 1,517              $ 1,161
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Fixed charges:
   Fixed charges included in earnings                                                  $ 117                $ 136
   Capitalized interest                                                                   44                   46
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         Total fixed charges                                                           $ 161                $ 182
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Ratio of earnings from operations
   to fixed charges                                                                      9.4                  6.4
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(a)  Includes pre-tax Impairment of:                                                      42                   86

The ratio of earnings, excluding impairment, to fixed charges would be:                  9.7                  6.9

(b)  Calculated as one-third of operating rental expense.
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